Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-265582, 333-256035, 333-197064) on Form S-8 of our reports dated February 23, 2023, with respect to the consolidated financial statements of Diamond Hill Investment Group, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Columbus, Ohio
February 23, 2023